CORNING INC.  November 2, 2000

Account Name    Account Account Type
Shares  Price/Spread    Broker
Disciplined Equity      162470  Mutual Fund
49200   71.25/1.96      Goldman Sachs

IPO  $71.25
Total shares offered  30,000,000
Total proceeds from IPO $2,137,500,000
Total shares purchased  89,700
Total price paid by all portfolios  $6,391,125